Exhibit 5.1

August 18, 2005

The TriZetto Group, Inc.

567 San Nicholas Drive, Suite 360

Newport Beach, California 92660

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by the TriZetto Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 400,000 shares of the Company’s common stock, $.001 par value (“Common Stock”), issuable under the Company’s Amended and Restated Employee Stock Purchase Plan (the “Plan”).

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the 400,000 shares of Common Stock to be issued under the Plan against full payment in accordance with the terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth